EXHIBIT 99.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 31, 2010

Motorola, Inc. and its Board of Directors

1303 East Algonquin Road

Schaumburg, IL 60196

Ladies and Gentlemen:

We have acted as special counsel to Motorola, Inc., a Delaware corporation (“Motorola”), in connection with the transactions contemplated by the Master Separation and Distribution Agreement (the “Master Separation and Distribution Agreement”), dated as of July 31, 2010, by and among Motorola, Motorola SpinCo Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of Motorola (“SpinCo”), and Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”). At your request, we are rendering our opinion as to certain United States federal income tax consequences of certain transactions contemplated by the Master Separation and Distribution Agreement and the Contribution, Assignment and Assumption Agreement, dated as of July 31, 2010, by and between Motorola, and Mobility (the “Mobility Contribution Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motorola Certificate of the Corporate Vice President, Global Tax, of Motorola dated as of the date hereof and delivered in connection herewith (the “Motorola Section 351 Certificate”), and any reference to any document includes a reference to any exhibit, appendix or similar attachment thereto.

In providing our opinion, we have reviewed and relied upon: (i) the Master Separation and Distribution Agreement; (ii) the Mobility Contribution Agreement; (iii) the Tax Sharing Agreement, dated as of July 31, 2010, by and among Motorola, SpinCo, and Mobility; and (iv) the registration statement of SpinCo on Form 10 filed with the Securities and Exchange Commission on July 1, 2010 and the related preliminary information statement (the “Registration Statement”), Motorola’s annual report on Form 10-K for its fiscal year ended December 31, 2009, and Motorola’s proxy statement relating to the annual meeting of Motorola’s shareholders held on May 3, 2010 (collectively, the “Public Documents”); (v) certain resolutions adopted by the Board of Directors of Motorola and Mobility; and (vi) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein.

For purposes of the opinion set forth below, we have assumed: (i) that the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the Motorola Section 351 Certificate, the Master Distribution and Separation Agreement and the Mobility Contribution Agreement are true, complete, and correct as of the date of this opinion, and will remain true, complete, and correct at all times up to and including the date of the Mobility Contribution (as defined below);

(ii) that all statements and representations qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct as if made without such qualification; (iii) that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals, that all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity; (iv) that the transactions contemplated by the Master Separation and Distribution Agreement and the Mobility Contribution Agreement will be consummated in accordance with the provisions of the Master Separation and Distribution Agreement and the Mobility Contribution Agreement, without amendment, waiver or modification of any of the terms or conditions set forth therein; (v) that Motorola, SpinCo and Mobility will treat the Mobility Contribution for United States federal income tax consequences in a manner consistent with the opinion set forth below; (vi) that the Public Documents are true, complete, and correct; and (vii) that all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, then the continuing validity of our opinion as set forth herein may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under presently applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder:

1.	The transfer by Motorola of property relating to its Transferred Businesses directly to Mobility in exchange for Mobility Common Stock and the assumption by Mobility of related liabilities (the “Mobility Contribution”) will constitute a transaction described in Section 351(a) of the Code; and

2.	Pursuant to Sections 351(a) and 357(a) of the Code, no gain or loss will be recognized by Motorola for United States federal income tax purposes solely by reason of the Mobility Contribution.

We render no opinion as to any United States federal income tax issues or other matter except as specifically set forth above. We render no opinion as to the United States federal income tax consequences of (i) the transaction under any other provisions of the Code (including Sections 46, 367, 482, 1248 and related provisions and provisions relating to “dual consolidated losses”); (ii) any conditions existing at the time of, or resulting from, the transaction that are not specifically covered above; (iii) any transactions contemplated by the Master Separation and Distribution Agreement or the Mobility Contribution Agreement other than the Mobility Contribution; (iv) any expenditures for which an election under Section 59(e) has been made or any aspect of the transaction for which Motorola, SpinCo or Mobility has submitted a request for a private letter ruling from the Internal Revenue Service; (v) non-arm’s length payments (if any) made in connection with the transaction; (vi) any continuing transactions between or among any of Motorola or Motorola’s subsidiaries (including, Mobility and Mobility’s subsidiaries); (vii) any internal restructuring that occurred in connection with the Mobility Contribution; or (viii) any transfers of assets by Motorola or its subsidiaries to any subsidiaries of Mobility, any transfers of assets by any subsidiaries of Motorola to Mobility or any assumptions of liabilities by any subsidiaries of Mobility. We render no opinion as to the tax consequences of the transaction under state, local or foreign tax laws.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Motorola of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely for the benefit of Motorola. Furthermore, we are furnishing this opinion solely in connection with the transactions contemplated by the Master Separation and Distribution Agreement and the Mobility Contribution Agreement, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WACHTELL, LIPTON, ROSEN & KATZ

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